TEMPUR SEALY REPORTS SECOND QUARTER RESULTS
- Consolidated Sales Decreased 3%, Direct Channel Sales Increased 1%
- Consolidated Gross Margins Expanded 2.2% to 44.9%
- Strong EPS Growth of 15% and Adjusted EPS(1) Growth of 9%

LEXINGTON, KY, August 6, 2024 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2024 and revised financial guidance for the full year 2024.

SECOND QUARTER 2024 FINANCIAL SUMMARY

•Total net sales decreased 2.8% to $1,233.6 million as compared to $1,269.7 million in the second quarter of 2023, with a decrease of 3.8% in the North America business segment and consistent sales in the International business segment. On a constant currency basis(1), total net sales decreased 2.6%, with a decrease of 3.8% in the North America business segment and an increase of 1.9% in the International business segment.
•Gross margin was 44.9% as compared to 42.7% in the second quarter of 2023.
•Operating income increased 9.1% to $173.3 million as compared to $158.8 million in the second quarter of 2023. Adjusted operating income(1) increased 5.1% to $180.6 million as compared to $171.8 million in the second quarter of 2023.
•Net income increased 14.8% to $106.1 million as compared to $92.4 million in the second quarter of 2023. Adjusted net income(1) increased 9.5% to $111.7 million as compared to $102.0 million in the second quarter of 2023.
•Earnings per diluted share ("EPS") increased 15.4% to $0.60 as compared to $0.52 in the second quarter of 2023. Adjusted EPS(1) increased 8.6% to $0.63 as compared to $0.58 in the second quarter of 2023.
•Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.70 times for the trailing twelve months ended June 30, 2024 compared to 3.10 times in the trailing twelve months ended June 30, 2023.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	June 30, 2024	June 30, 2023
Net sales	$1,233.6	$1,269.7	(2.8)%
Net income	$106.1	$92.4	14.8%
Adjusted net income (1)	$111.7	$102.0	9.5%
EPS	$0.60	$0.52	15.4%
Adjusted EPS (1)	$0.63	$0.58	8.6%

Company Chairman and CEO Scott Thompson commented, "We are pleased to see our global market outperformance mitigate the impact of softer than anticipated industry volumes. Despite an estimated mid-single digit industry decline over the quarter, more than our anticipated low-single digit decline for the period, our sales were only slightly below internal expectations. Our strong gross margin performance and solid cost controls resulted in healthy earnings growth in the second quarter.

Thompson continued, "I am pleased to share that we recently executed a new post-closing supply agreement with one of Mattress Firm's medium size mattress suppliers. This is one of several post-closing supply agreements we have executed in preparation for our planned acquisition of Mattress Firm, and is consistent with our plan for Mattress Firm to continue as a multi-branded retailer. Regarding the FTC's challenge of the Mattress Firm acquisition, we are confident in the pro-competitive rationale for this transaction and look forward to presenting the facts of our case. We believe that a successful litigation process can be completed in the coming months, which would allow us to close the transaction in late 2024 or early 2025."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 3.8% to $978.4 million as compared to $1,016.8 million in the second quarter of 2023. Net sales through the wholesale channel decreased $41.2 million, or 4.6%, to $854.8 million as compared to the second quarter of 2023, primarily driven by continued macroeconomic pressures impacting U.S. consumer behavior. Net sales through the direct channel increased $2.8 million, or 2.3%, to $123.6 million as compared to the second quarter of 2023.

North America gross margin was 41.9% as compared to 39.7% in the second quarter of 2023. Gross margin improved 200 basis points as compared to adjusted gross margin(1) in the second quarter of 2023. There were no adjustments to gross margin in the second quarter of 2024. The improvement was primarily driven by favorable commodity costs, operational efficiencies and favorable product launch costs. These improvements were partially offset by the mix impact of the new distribution win for our OEM business.

North America operating margin was 18.4% as compared to 17.1% in the second quarter of 2023. Operating margin improved 100 basis points as compared to adjusted operating margin(1) in the second quarter of 2023. There were no adjustments to operating margin in the second quarter of 2024. The improvement was primarily driven by the improvement in gross margin, partially offset by investments in growth initiatives.

International net sales increased 0.9% to $255.2 million as compared to $252.9 million in the second quarter of 2023. On a constant currency basis(1), International net sales increased 1.9% as compared to the second quarter of 2023. Net sales through the wholesale channel increased $2.5 million, or 2.7%, to $95.7 million as compared to the second quarter of 2023. Net sales through the direct channel decreased $0.2 million, or 0.1%, to $159.5 million as compared to the second quarter of 2023.

International gross margin improved 170 basis points to 56.6% as compared to 54.9% in the second quarter of 2023. The improvement was primarily driven by operational efficiencies and favorable product launch costs.

International operating margin declined 90 basis points to 12.5% as compared to 13.4% in the second quarter of 2023. The decline was primarily driven by investments in growth initiatives and Asia joint venture performance, partially offset by the improvement in gross margin.

Corporate operating expense decreased to $38.9 million as compared to $49.2 million in the second quarter of 2023. Adjusted operating expense(1) was $31.6 million as compared to $38.6 million in the second quarter of 2023, primarily driven by reduced variable compensation expense.

Consolidated net income increased 14.8% to $106.1 million as compared to $92.4 million in the second quarter of 2023. Adjusted net income(1) increased 9.5% to $111.7 million as compared to $102.0 million in the second quarter of 2023. EPS increased 15.4% to $0.60 as compared to $0.52 in the second quarter of 2023. Adjusted EPS(1) increased 8.6% to $0.63 as compared to $0.58 in the second quarter of 2023.

The Company ended the second quarter of 2024 with total debt of $2.5 billion and consolidated indebtedness less netted cash(1) of $2.4 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.70 times for the trailing twelve months ended June 30, 2024.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2024, the Company revised its expectations for an adjusted EPS(1) range of $2.45 to $2.65. This contemplates the Company's current outlook that 2024 sales will be consistent versus prior year. At the midpoint, this revised guidance represents a 6% increase in adjusted EPS(1) from the prior year.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2024.

Dividend Declared

The Company's Board of Directors declared a quarterly cash dividend of $0.13 per share, payable on August 29, 2024, to shareholders of record at the close of business on August 15, 2024.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, August 6, 2024, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the outcome of the pending litigation with the FTC, the expected Mattress Firm acquisition including expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business and the ability of the Company to close the acquisition on the timeline indicated or at all, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2024 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include risks associated with satisfaction of closing conditions prior to consummation of the acquisition, including the outcome of the pending litigation with the FTC, or the ability to obtain the required financing for the acquisition; Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into Tempur Sealy's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and services and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 750 Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2024	2023		2024	2023
Net sales	$1,233.6	$1,269.7	(2.8)%	$2,423.0	$2,477.8	(2.2)%
Cost of sales	679.4	727.4		1,356.2	1,435.6
Gross profit	554.2	542.3	2.2%	1,066.8	1,042.2	2.4%
Selling and marketing expenses	276.2	270.2		541.2	526.9
General, administrative and other expenses	107.8	117.5		228.8	222.0
Equity income in earnings of unconsolidated affiliates	(3.1)	(4.2)		(8.0)	(8.8)
Operating income	173.3	158.8	9.1%	304.8	302.1	0.9%

Other expense, net:
Interest expense, net	33.4	33.6		67.7	66.4
Other income, net	(0.6)	(0.2)		(0.9)	(0.1)
Total other expense, net	32.8	33.4		66.8	66.3

Income before income taxes	140.5	125.4	12.0%	238.0	235.8	0.9%
Income tax provision	(34.0)	(32.2)		(54.7)	(56.7)
Net income before non-controlling interest	106.5	93.2	14.3%	183.3	179.1	2.3%
Less: Net income attributable to non-controlling interest	0.4	0.8		0.9	1.4
Net income attributable to Tempur Sealy International, Inc.	$106.1	$92.4	14.8%	$182.4	$177.7	2.6%

Earnings per common share:
Basic	$0.61	$0.54	13.0%	$1.05	$1.03	1.9%
Diluted	$0.60	$0.52	15.4%	$1.02	$1.01	1.0%

Weighted average common shares outstanding:
Basic	173.7	172.1		173.6	172.1
Diluted	178.0	176.8		178.0	176.8

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$95.8	$74.9
Accounts receivable, net	474.0	431.4
Inventories	507.4	483.1
Prepaid expenses and other current assets	84.5	113.8
Total Current Assets	1,161.7	1,103.2
Property, plant and equipment, net	867.6	878.3
Goodwill	1,076.0	1,083.3
Other intangible assets, net	708.2	714.8
Operating lease right-of-use assets	618.5	636.5
Deferred income taxes	14.5	15.6
Other non-current assets	131.5	122.2
Total Assets	$4,578.0	$4,553.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$353.3	$311.3
Accrued expenses and other current liabilities	415.2	427.1
Short-term operating lease obligations	125.8	119.6
Current portion of long-term debt	48.4	44.9
Income taxes payable	15.1	5.3
Total Current Liabilities	957.8	908.2
Long-term debt, net	2,438.1	2,527.0
Long-term operating lease obligations	552.9	574.8
Deferred income taxes	127.1	127.9
Other non-current liabilities	81.4	82.6
Total Liabilities	4,157.3	4,220.5

Redeemable non-controlling interest	8.9	10.0

Total Stockholders' Equity	411.8	323.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$4,578.0	$4,553.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$183.3	$179.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79.7	66.4
Amortization of stock-based compensation	18.7	24.2
Amortization of deferred financing costs	1.9	1.9
Bad debt expense	4.0	4.2
Deferred income taxes	0.2	0.8
Dividends received from unconsolidated affiliates	6.0	3.4
Equity income in earnings of unconsolidated affiliates	(8.0)	(8.8)
Foreign currency adjustments and other	0.5	(1.1)
Changes in operating assets and liabilities	(5.5)	(19.6)
Net cash provided by operating activities	280.8	250.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(60.0)	(112.7)
Other	0.3	0.4
Net cash used in investing activities	(59.7)	(112.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	869.0	1,005.7
Repayments of borrowings under long-term debt obligations	(962.7)	(1,033.3)
Proceeds from exercise of stock options	0.3	0.8
Treasury stock repurchased	(43.8)	(35.9)
Dividends paid	(47.5)	(39.8)
Repayments of finance lease obligations and other	(10.3)	(8.9)
Net cash used in financing activities	(195.0)	(111.4)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5.2)	5.6
Increase in cash and cash equivalents	20.9	32.4
CASH AND CASH EQUIVALENTS, beginning of period	74.9	69.4
CASH AND CASH EQUIVALENTS, end of period	$95.8	$101.8

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2024	2023	2024	2023	2024	2023
Wholesale (a)	$950.5	$989.2	$854.8	$896.0	$95.7	$93.2
Direct (b)	283.1	280.5	123.6	120.8	159.5	159.7
	$1,233.6	$1,269.7	$978.4	$1,016.8	$255.2	$252.9

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended June 30, 2024 and 2023:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2024	June 30, 2023
Net income	$106.1	$92.4
Transaction costs (1)	7.3	10.6
Operational start-up costs (2)	—	2.4
Adjusted income tax provision (3)	(1.7)	(3.4)
Adjusted net income	$111.7	$102.0

Adjusted earnings per common share, diluted	$0.63	$0.58

Diluted shares outstanding	178.0	176.8

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted operating income (expense) for the three months ended June 30, 2024. The Company had no adjustments to gross profit for the three months ended June 30, 2024.

	2Q 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,233.6		$978.4		$255.2		$—

Gross profit	$554.2	44.9%	$409.8	41.9%	$144.4	56.6%	$—

Operating income (expense)	$173.3	14.0%	$180.4	18.4%	$31.8	12.5%	$(38.9)
Adjustments:
Transaction costs (1)	7.3		—		—		7.3
Adjusted operating income (expense)	$180.6	14.6%	$180.4	18.4%	$31.8	12.5%	$(31.6)

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended June 30, 2023:

	2Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,269.7		$1,016.8		$252.9		$—

Gross profit	$542.3	42.7%	$403.4	39.7%	$138.9	54.9%	$—
Adjustments:
Operational start-up costs (2)	2.4		2.4		—		—
Adjusted gross profit	$544.7	42.9%	$405.8	39.9%	$138.9	54.9%	$—

Operating income (expense)	$158.8	12.5%	$174.1	17.1%	$33.9	13.4%	$(49.2)
Adjustments:
Transaction costs (1)	10.6		—		—		10.6
Operational start-up costs (2)	2.4		2.4		—		—
Total adjustments	13.0		2.4		—		10.6

Adjusted operating income (expense)	$171.8	13.5%	$176.5	17.4%	$33.9	13.4%	$(38.6)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2024 and 2023:

	Three Months Ended
(in millions)	June 30, 2024	June 30, 2023
Net income	$106.1	$92.4
Interest expense, net	33.4	33.6
Income taxes	34.0	32.2
Depreciation and amortization	50.6	46.3
EBITDA	$224.1	$204.5
Adjustments:
Transaction costs (1)	7.3	10.6
Operational start-up costs (2)	—	2.4
Adjusted EBITDA	$231.4	$217.5

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2024:

Trailing Twelve Months Ended
(in millions)	June 30, 2024
Net income	$372.8
Interest expense, net	131.2
Loss on extinguishment of debt (4)	3.2
Income tax provision	101.4
Depreciation and amortization	193.1
EBITDA	$801.7
Adjustments:
Transaction costs (1)	55.3
Cybersecurity event (5)	14.3
Fair value remeasurement (6)	11.0
Operational start-up costs (2)	9.4
Adjusted EBITDA	$891.7

Consolidated indebtedness less netted cash	$2,410.0

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.70 times

Please refer to Footnotes at the end of this release.

Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended June 30, 2024, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.70 times for the trailing twelve months ended June 30, 2024. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of June 30, 2024. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2024
Total debt, net	$2,486.5
Plus: Deferred financing costs (7)	19.3
Consolidated indebtedness	2,505.8
Less: Netted cash (8)	95.8
Consolidated indebtedness less netted cash	$2,410.0

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the second quarter of 2024, the Company recorded $7.3 million of transaction costs, primarily related to legal and professional fees associated with the pending acquisition of Mattress Firm. In the second quarter of 2023, the Company recorded $10.6 million of transaction costs primarily associated with the pending acquisition of Mattress Firm. In the trailing twelve months ended June 30, 2024, the Company recognized $55.3 million of transaction costs associated with the pending acquisition of Mattress Firm.
(2)	In the second quarter of 2023, the Company recorded $2.4 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S., including personnel and facility related costs. In the trailing twelve months ended June 30, 2024, the Company recognized $9.4 million of operational start-up costs.
(3)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(4)	In the trailing twelve months ended June 30, 2024, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(5)	In the trailing twelve months ended June 30, 2024, the Company recorded $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023.
(6)	In the trailing twelve months ended June 30, 2024, the Company recorded a fair value remeasurement of $11.0 million related to a strategic investment in a product innovation initiative.
(7)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(8)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.